Exhibit 10.2

Execution Version

Dated January 19, 2021

EARTHASIA INTERNATIONAL HOLDINGS LTD.

as Issuer

and

LEXINTER INTERNATIONAL INC.

as Investor

SUBSCRIPTION AGREEMENT

Contents

Clause	Heading	Page

1	Definitions	1

2	Issue and Subscription	6

3	Representations and Warranties	9

4	Undertakings	14

5	Conditions Precedent	17

6	Termination	19

7	Indemnification	20

8	Payments	20

9	Security	20

10	Survival of Representations and Obligations	21

11	Notice	21

12	Assignment	22

13	Entire Agreement	22

14	Confidentiality	22

15	Costs	23

16	Further Assurance	23

17	Third Party Rights	24

18	Counterparts	24

i

19	Governing Law and Dispute Resolution	24

SCHEDULE 1 FORM OF DIRECTOR CERTIFICATE		1

SCHEDULE 2 FORM OF DEFINITIVE NOTE CERTIFICATE		1

SCHEDULE 3 FORM OF WARRANT		1

ii

This Agreement is made on January 19, 2021 among:

(1)	Earthasia International Holdings Ltd. , a company incorporated in the Cayman Islands with limited liability whose registered address is Windward 3, Regatta Office Park, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands and having its principal place of business at 11/F, COFCO Tower, 262 Gloucester Road, Causeway Bay, Hong Kong (the “Issuer”); and

(2)	Lexinter International Inc., a company incorporated under the laws of the Province of Ontario, Canada, whose registered office is at 3443 Bathurst Street Suite 502, Toronto, Ontario, M6A 2C3 Canada (the “Investor”).

The Issuer and the Investor are collectively referred to herein as the “Parties” and each individually as a “Party”

Whereas:

(A)	The Issuer is a listed company on the The Stock Exchange of Hong Kong Limited (“HKSE”) with stock code 6128. The Issuer and its Subsidiaries (as defined below) are carrying out businesses in processing and sale of graphite and graphene related products, landscape architecture and catering.

(B)	On and subject to the terms of this Agreement, the Issuer agrees to issue and sell to the Investor and the Investor agrees to subscribe and purchase from the Issuer certain convertible notes and warrants to purchase the ordinary shares of the Issuer in a series of transactions.

1	Definitions

1.1	In this Agreement:

“Assigns” has the meaning given to such term in Clause 12.2;

“Benchmark Price” means HK$ 0.65 per Share;

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Hong Kong;

“Chargor” means Happy Growth Group Limited, a wholly owned Subsidiary of Issuer established under the laws of the British Virgin Islands;

“Charged Company” means Think High Global Limited, a wholly owned Subsidiary of Issuer established under the laws of the British Virgin Islands, which directly holds 100% of the equity interest of the PRC Graphene HoldCo;

“Charged Shares” means the entire share capital of the Charged Company;

“Closing” means each and any of the Initial Note Closings, the Initial Warrant Closing and the Subsequent Closings;

“Closing Amount” means the closing amount set forth in each Closing Notice;

“Closing Date” means each and any of the First Note Closing Date, the Other Initial Note Closing Date, the Initial Warrant Closing Date and the Subsequent Closing Date;

“Closing Notice” means a written notice by the Investor to the Issuer to request a Closing other than the First Note Closing and the Initial Warrant Closing in the form attached hereto as Annex 1, specifying the Closing Amount and the Closing Date which shall not be less than 5 Business Days or more than 10 Business Days from the date of the Closing Notice unless otherwise agreed by the Parties in writing;

“Connected Person” has the meaning defined in Rule 14A.06(7) of the Listing Rules;

“Conversion Price” means the conversion price per Share as set forth in each Note, as adjusted pursuant to the terms and conditions thereunder;

“Conversion Shares” means the Shares to be issued on conversion of the Notes pursuant to the terms and conditions thereof;

“Definitive Note Certificate” means the definitive certificate for a Note in the form set out in Schedule 2;

“Director(s)” means the director(s) of the Issuer;

“Director Certificate” means the certificate in the form attached as Schedule 1;

“EGM” means the extraordinary general meeting of the Issuer to be convened and held to consider and, if sought fit, approve the Specific Mandate;

“Environmental Laws” means all and any laws, common law, statutes, subordinate legislation, directives, orders, regulations, notices, standards, codes of practice, guidance notes; whether of the PRC or any other relevant jurisdiction, and all judgments, orders, instructions or awards of any court or competent authority relating to pollution, contamination or protection of the environment, human health, health of animals, plants or any other living organism or to the storage, labelling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of hazardous substances;

“Exercise Price” means the Warrant exercise price to purchase Shares as set forth in each Warrant, as adjusted pursuant to the terms and conditions thereunder;

“First Note” means the Note in the principal amount of the First Note Amount to be issued at the First Note Closing by the Issuer;

“First Note Amount” means US$500,000;

“First Note Closing” has the meaning given to such term in Clause 2.2;

“First Note Closing Date” has the meaning given to such term in Clause 2.2;

“General Mandate” means the general mandate granted to the Directors by the Shareholders at the annual general meeting of the Issuer held on June 15, 2020 to allot, issue and deal with up to 96,458,000 Shares, representing 20% of the total number of issued Shares on the date of passing such resolution;

“Graphene Business” means the business of processing and sale of graphite and graphene related products carried out by the Group;

“Group” means the Issuer and its Subsidiaries taken as a whole;

“HKSE” has the meaning set forth in the Recitals;

“Indebtedness” means any indebtedness for or in respect of (a) money borrowed; (b) any issue of notes, notes or any similar debt instrument; or (c) the amount of any liability in respect of any guarantee for any of the items referred to in (a) or (b);

“Initial Note Closings” means collectively the First Note Closing and all Other Initial Note Closings;

“Initial Warrant” means a warrant in the form attached as Schedule 3 hereto to be issued at the Initial Warrant Closing to the Investor, pursuant to which the Investor shall have the right to purchase the Initial Warrant Shares;

“Initial Warrant Amount” means 50% of the aggregate outstanding principal amount under the First Note and the Notes issued at all Other Initial Note Closings;

“Initial Warrant Closing” has the meaning given to such term in Clause 2.4;

“Initial Warrant Closing Date” has the meaning given to such term in Clause 2.4;

“Initial Warrant Shares” means such number of Shares, calculated by dividing the Initial Warrant Amount by the Benchmark Price;

“Institutional Investor” shall mean any of the following persons: (i) a bank, trust company, savings and loan or other financial institution, pension plan, broker-dealer or similar entity, (ii) an insurance company, (iii) a pension fund, (iv) a hedge fund, (v) a venture capital fund, (vi) a mutual fund, (vii) a leveraged buyout fund, (viii) an investment bank, (ix) a savings association, (x) an investment fund whose principal investors are Institutional Investors, (xi) any Investor, or (xii) any person that is an affiliate of any person named in the foregoing (i) through (xi);

“Listing Committee” means the listing sub-committee of the board of directors of the HKSE;

“Listing Rules” means the Rules Governing the Listing of Securities on the Main Board;

“Long Stop Date” means December 31, 2021, or such later date as the Issuer and the Investor may agree;

“Main Board” means the main board of HKSE;

“Material Adverse Effect” means a material adverse effect on any of the following (i) the validity or enforceability of any of the Transaction Documents, (ii) the business, operations, assets, liabilities or condition (financial or otherwise) of the Group taken as a whole, (iii) the ability of the Issuer to perform its obligations under any of the Transaction Documents, or (iv) the rights and remedies of the Investor under any of the Transaction Documents but shall exclude any effect caused by any force majeure events including fires, floods, acts of god, natural disasters, wars, blockade, strikes, changes of policies or lawful acts of government agencies or public authorities that prohibit the consummation of the transactions contemplated hereunder;

“Minimum Commitment” means US$5,000,000;

“New Shares” means collectively the Conversion Shares and the Warrant Shares;

“Next Qualified Debt Financing” means a debt offering with Institutional Investors for net proceeds to the Issuer in excess of US$10 million after the First Note Closing;

“Noteholders” means holders of each and any of the Notes;

“Notes” means the secured convertible promissory note in the form attached hereto as Schedule 2 issued by the Issuer at the applicable Closings pursuant to the terms and conditions hereof, and “Note” means each and any of them;

“Obligor” means each and any of the Issuer, the Chargor, the Charged Company, the WFOE and the PRC Graphene HoldCo;

“Other Initial Note Closing” has the meaning given to such term in Clause 2.3;

“Other Initial Note Closing Date” has the meaning given to such term in Clause 2.3;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“PRC Graphene HoldCo” means Heilongjiang Mudanjiang Agriculture Tanao Graphene Deep Processing Company Limited (), a limited liability company established under the laws of the PRC;

“Secured Obligations” means all indebtedness and other liabilities of any nature of the Issuer and the Obligors due, owing or incurred under or in connection with the Transaction Documents (or any of them) to the Secured Parties, whether present or future, actual or contingent, matured or not matured, liquidated or unliquidated, whether incurred solely or jointly with any other person or in any other capacity whatsoever, and whether as principal or surety, in any currency or currencies;

“Secured Party” means each and any of (i) the Investor and its Assigns, (ii) the Noteholders, (iii) the Warrantholders; (iv) a receiver and manager or administrative receiver of the whole or any part of the Charged Shares; and (iv) any delegate, agent, attorney or co-trustee appointed by the Security Agent;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Agent” means the Investor;

“Security Documents” means the Share Charge and any and all such other documents as designated as such by the Issuer and the Security Agent;

“Share Charge” means the share charge granted by the Chargor in favour of the Security Agent charging the entire share capital of the Charged Company in form and substance satisfactory to the Investor;

“Share Equivalent” means any security or obligation which is by its terms convertible or exchangeable into Shares or another Share Equivalent, and any option, warrant or other subscription or purchase right with respect to Shares;

“Share Option Scheme” has the meaning given to such term in Clause 3.1.8;

“Shareholders” means holders of the issued Shares;

“Specific Mandate” means the specific mandate to be sought from the Shareholders of the Issuer at the EGM to grant the Warrants and allot and issue (i) all Warrant Shares that Warrantholders are entitled to purchase pursuant to the terms and conditions thereof, and (ii) the Conversion Shares that may be converted into based on the aggregate principal amount of all Notes pursuant to the terms and conditions thereof, which Conversion Shares are not covered by the General Mandate;

“Subsequent Closing Date” has the meaning given to such term in Clause 2.5;

“Subsequent Closings” has the meaning given to such term in Clause 2.5;

“Subsequent Warrant” has the meaning given to such term in Clause 2.5.1;

“Subsidiary” means, in respect of any person (the “first person”) at any particular time, any other person (the “second person”) whose affairs and policies the first person controls or has power to control, (directly or indirectly) whether by ownership of share capital, contract, the power to appoint or remove a majority of members of the governing body of the second person or otherwise;

“Total Commitment” means US$15,000,000;

“Transaction Document” means each of this Agreement, any Definitive Note Certificate (including the Note instrument and the terms and conditions thereof), the Warrants, the Security Documents and any other instrument, document, agreement or certificate ancillary to the transactions contemplated under this Agreement;

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents;

“Warrants” means collectively the Initial Warrant and the Subsequent Warrants, and “Warrant” means each and any of them;

“Warrant Purchase Price” means US$ 1.00;

“Warrant Shares” means the Shares to be issued upon exercise of the Warrants pursuant to the terms and conditions thereof;

“Warrantholders” means holders of each and any of the Warrants; and

“WFOE” means Shanghai Tanao New Materials Technology Company Ltd. (), a limited liability company established under the laws of the PRC.

1.2	References made to:

(i)	a contract or document in this Agreement is to that contract or document as amended, novated, supplemented, restated or replaced from time to time;

(ii)	any person shall include its successors in title, permitted assigns and permitted transferees;

(iii)	the terms “include” and “including” shall be construed to mean “including without limitation”;

(iv)	any document are to be construed as references to such document as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time

(v)	any statute or statutory provision or stock exchange listing rules include: (a) that statute or provision or listing rules as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement; (b) any past statute or statutory provision or listing rules (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and (c) any subordinate legislation made from time to time under that statute or statutory provision; and

(vi)	any currency other than United States dollars, except for Hong Kong dollars, shall be translated into United States dollars at the average buying and selling rate published by The Hongkong and Shanghai Banking Corporation Limited on its website at 11 a.m. on the date of determination; Hong Kong dollars shall be translated into United States dollars at the exchange rate of HK$7.75 to US$1.

2	Issue and Subscription

2.1	Issue and Subscription of Notes and Warrants: Subject to the satisfaction (or waiver) of the conditions set forth in Clause 5, the Issuer agrees to issue the Notes and the Warrants to the Investor (and/or any person, other than a Connected Person, designated by the Investor in writing), and the Investor agrees to subscribe and pay for (including cause any other person designated by the Investor, other than a Connected Person, to subscribe and pay for) the Notes and the Warrants at the applicable Closings in accordance with the terms of this Agreement, up to the Total Commitment; provided that (i) the issue and subscription of the First Note shall be pursuant to Clause 2.2 hereof, (ii) the issue and subscription of the Initial Warrant shall be pursuant to Clause 2.4 hereof, (iii) prior to the Initial Warrant Closing, the issue and subscription of the Notes (other than the First Note) shall be pursuant to Clause 2.3 hereof, and (iv) after the Initial Warrant Closing, the issue and subscription of the Notes (other than the First Note) and the Warrants (other than the Initial Warrant) shall be pursuant to Clause 2.5 hereof. Notwithstanding the foregoing, the aggregate principal amount of the Notes issued and subscribed hereunder shall be no less than the Minimum Commitment but shall not exceed the Total Commitment and the principal amount of each Note shall be in the minimum denomination of US$500,000 and integral multiples of US$10,000 in excess thereof. With respect to the Subsequent Closings, if (i) the Initial Warrant Closing does not occur by the Long Stop Date for whatever reason, the Investor shall have the right not to proceed to any Subsequent Closing, and (ii) the aggregate principal amount of the Notes issued pursuant to Clauses 2.2 and 2.3 hereof is already equal to the Total Commitment, then no Subsequent Closing shall occur.

2.2	First Note Closing: Subject to the terms and conditions of this Agreement and upon the satisfaction (or waiver) of the conditions set forth in Clause 5.1.1, the issue and subscription of the First Note (“First Note Closing”) shall occur on a Business Day (the “First Note Closing Date”) that is no later than January 31, 2021 unless mutually agreed otherwise by the Investor and the Issuer on or before such date.

2.2.1	Issuer Action at First Note Closing: At the First Note Closing, the Issuer shall issue to the Investor the First Note and procure the entry of the Investor’s name in the register of Noteholders, and shall deliver to the Investor (i) the duly executed Definitive Note Certificate for the First Note; (ii) a certified true copy of the updated register of Noteholders registering the Investor as the holder of the First Note; and (iii) a certified true copy of the board resolutions of the Issuer approving the entry into this Agreement and the issue of the First Note.

2.2.2	Investor Action at First Note Closing: At the First Note Closing, subject to Clause 15, the Investor shall deliver to the Issuer, via wire transfer of immediately available funds, cash in the amount equal to the First Note Amount, to the bank account designated by the Issuer in writing and notified to the Investor prior to the First Note Closing.

2.3	Other Initial Note Closings: Subject to the terms and conditions of this Agreement and upon the satisfaction (or waiver) of the conditions set forth in Clause 5.1.1 but prior to the satisfaction of the conditions set forth in Clause 5.1.2, if the Investor determines that the additional closing of the issue and subscription of the Notes with such aggregate number of underlying Conversion Shares the conversion of which can be covered by the General Mandate (each, the “Other Initial Note Closing”) shall occur, then the Investor shall notify the Issuer in writing regarding such determination by delivering a Closing Notice setting forth the Closing Amount for such Other Initial Note Closing and the Closing Date for such Other Initial Note Closing (each, the “Other Initial Note Closing Date”).

2.3.1	Issuer Action at other Initial Note Closings: At each Other Initial Note Closing, the Issuer shall issue to the Investor (or other person, other than a Connected Person, designated by the Investor) the Note in the principal amount equal to the closing amount set forth in the Closing Notice and procure the entry of the name of the Investor (or the name of the person, other than a Connected Person, designated by the Investor to be the holder of the Note) in the register of Noteholders, and shall deliver to the Investor (or such other person, other than a Connected Person, designated by the Investor to be the holder thereof) (i) the Definitive Note Certificate for the Note in the principal amount equal to the Closing Amount set forth in the Closing Notice delivered for such Closing duly executed; (ii) a certified true copy of the updated register of Noteholders registering the Investor (or such other person, other than a Connected Person, designated by the Investor to be the holder thereof) as the record holder of the Note issued at such Closing; and (iii) to the extent not delivered at the First Note Closing, a certified true copy of the board resolutions of the Issuer approving the issue of such Note.

2.3.2	Investor Action at Other Initial Note Closings: At each Other Initial Note Closing, the Investor shall deliver or cause to be delivered to the Issuer, via wire transfer of immediately available funds, cash in the amount equal to the Closing Amount set forth in the Closing Notice delivered for such Other Initial Note Closing to the bank account designated by the Issuer and notified to the Investor (or such other person, other than a Connected Person, designated by the Investor to be the holder thereof) in writing at least five Business Days prior to the Closing Date set forth in the Closing Notice delivered for such Other Initial Note Closing.

2.4	Initial Warrant Closing: Subject to the terms and conditions of this Agreement and upon the satisfaction (or waiver) of the conditions set forth in Clauses 5.1.1 and 5.1.2, the initial closing of the issue and subscription of the Initial Warrant (the “Initial Warrant Closing”) shall take place on or before 3 p.m. (Hong Kong time) on any Business Day (the “Initial Warrant Closing Date”) on or before the Long Stop Date; provided that the Initial Warrant Closing shall occur within 10 Business Days after the satisfaction (or waiver) of the conditions set forth in Clauses 5.1.1 and 5.1.2 and that the Investor need not deliver a Closing Notice for such Initial Warrant Closing:

2.4.1	Issuer Action at Initial Warrant Closing: At the Initial Warrant Closing, the Issuer shall issue the Initial Warrant to the Investor and procure the entry of the Investor’s name in the register of Warrantholders, and will deliver to the Investor (i) the duly executed Initial Warrant; (ii) a certified true copy of the updated register of Warrantholders; and (iii) a certified true copy of the board resolutions of the Issuer approving the issue of the Initial Warrant;

2.4.2	Investor Action at Initial Warrant Closing: At the Initial Warrant Closing, the Investor shall deliver to the Issuer, via wire transfer of immediately available funds, cash in the amount of the Warrant Purchase Price to the bank account designated by the Issuer in writing and notified to the Investor prior to the Initial Warrant Closing.

2.5	Subsequent Closings: Subject to the terms and conditions of this Agreement and upon satisfaction (or waiver) of the conditions set forth in Clauses 5.1.1, 5.1.2 and 5.1.3, at any time after the Initial Warrant Closing, the issue and subscription of the Notes and the Warrants shall occur concurrently and the Investor may proceed to subsequent closing by one or more Closings at its option (each, the “Subsequent Closing”) by delivering a Closing Notice to the Issuer on or before the Long Stop Date setting forth the Closing Amount for such Subsequent Closing and the Closing Date for such Subsequent Closing (each, the “Subsequent Closing Date”). In the event of a Subsequent Closing: (i) the sale of the Notes and the Warrants at the Subsequent Closing shall be made on the terms and conditions set forth in this Agreement; (ii) the representations and warranties of the Issuer set forth in Clause 3.1 hereof shall speak as of each Subsequent Closing Date; and (iii) the representations and warranties of the Investor in Clause 3.2 hereof shall speak only as of the First Note Closing Date.

2.5.1	Issuer Action at Subsequent Closings: At each Subsequent Closing, the Issuer shall issue the Note in the principal amount equal to the Closing Amount set forth in the Closing Notice for such Subsequent Closing and the corresponding Warrant entitling the holder thereof to purchase Shares at the exercise price therein for the aggregate purchase price thereunder up to the lower of (i) the amount permitted under Rule 15.02 of the Listing Rules, and (ii) 50% of the Closing Amount for such Subsequent Closing (each a “Subsequent Warrant”) to the Investor (or other person, other than a Connected Person, designated by the Investor) and procure the entry of the name of the Investor (or the name of the person, other than a Connected Person, designated by the Investor to be the holder thereof) in the register of Noteholders and Warrantholders respectively, and will deliver to the Investor (or such other person, other than a Connected Person, designated by the Investor to be the holder thereof) (i) the Definitive Note Certificate for the Note duly executed representing the Subsequent Closing Amount for such Subsequent Closing; (ii) the duly executed corresponding Subsequent Warrant; (iii) a certified true copy of the updated register of Noteholders; (iv) a certified true copy of the updated register of Warrantholders; and (v) if not previously delivered at the Initial Note Closings or the Initial Warrant Closing, a certified true copy of the board resolutions of the Issuer approving the issue of such Note and such Warrant. If the HKSE approves the issuance of a Subsequent Warrant after the Long Stop Date, such Subsequent Warrant shall be delivered to the Investor (or such other person, other than a Connected Person, designated by the Investor to be the holder thereof).

2.5.2	Investor Action at Subsequent Closings: At each Subsequent Closing, the Investor shall deliver or cause to be delivered to the Issuer, via wire transfer of immediately available funds, cash in the amount of (a) the Closing Amount set forth in the Closing Notice delivered for such Subsequent Closing, plus (b) the Warrant Purchase Price for the Warrant issued at such Subsequent Closing, to the bank account designated by the Issuer and notified to the Investor (or such other person, other than a Connected Person, designated by the Investor to be the holder(s) thereof) in writing at least five Business Days prior to the Closing Date set forth in the Closing Notice delivered for such Subsequent Closing.

2.6	The Investor’s obligation to subscribe for the Notes of no less than the Minimum Commitment under Clause 2.1 shall be subject to the conditions set forth in Clause 5.1.1 but shall not be affected by the non-satisfaction and non-waiver of the other conditions set forth in Clauses 5.1.2 and 5.1.3.

2.7	A Closing Notice served by the Investor to the Issuer shall become irrevocable and may not be withdrawn by the Investor.

3	Representations and Warranties

3.1	The Issuer represents and warrants to the Investor that each representation and warranty set out below is true, accurate, complete and not misleading as of the date of this Agreement and as of each Closing Date (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date):

3.1.1	Incorporation: each of the Issuer and its Subsidiaries is a company duly incorporated, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, is not in liquidation or receivership;

3.1.2	Authority: each of the Issuer and its Subsidiaries has full power and authority to own its properties and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it; and the Issuer has or, prior to each Closing Date will have full power and authority to create and issue the Notes and Warrants and to enter into and perform its obligations under the Notes, the Warrants and this Agreement;

3.1.3	Validity of Agreement: this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes valid and legally binding obligations of the Issuer and are enforceable against the Issuer;

3.1.4	Validity of the Notes and Warrants: the Notes and the Warrants, when issued and paid for in compliance with this Agreement, will be duly authorised by the Issuer and will, when duly executed, issued and delivered in accordance with this Agreement, constitute valid and legally binding obligations of the Issuer and are enforceable against the Issuer, and will constitute direct, unconditional and unsubordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves and at least pari passu with all other present and future direct, unconditional, unsecured and unsubordinated obligations of the Issuer other than those preferred by statute or applicable law; such Notes and Warrants will have been issued in compliance with all applicable requirements of the Listing Rules with respect to the issuance of such Notes and Warrants;

3.1.5	Authorised Share Capital: the Issuer has or, prior to each Closing Date will have, sufficient authorised but unissued share capital to satisfy the issue of such number of New Shares as would be required to be issued on conversion of the Notes and exercise of the Warrants, in each case issued and outstanding prior to such Closing Date, at the Conversion Price and Exercise Price, and shall maintain at all times sufficient authorised but unissued share capital to satisfy the issue of sufficient New Shares at the Conversion Price and Exercise Price for such Notes and Warrants;

3.1.6	Application for Listing: the Issuer has or, prior to each Closing Date will have made or caused to be made an application for the New Shares to be listed on the Main Board, and has or, prior to each Closing Date will have delivered to HKSE any such information and to take such other steps, as may be required for the purposes of obtaining such listings.

3.1.7	New Shares: the New Shares, when issued and delivered in the manner contemplated by the Notes and the Warrants:

(i)	will be duly and validly issued, fully-paid and non-assessable; free and clear of all liens, claims, charges, security, encumbrances or like interests, and the Listing Committee shall have granted its approval for the listing of, and permission to deal in, such New Shares on the Main Board;

(ii)	will rank pari passu with and carry the same rights and privileges in all respects as any other class of ordinary share capital of the Issuer and shall be entitled to all dividends and other distributions declared, paid or made thereon; and

(iii)	will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties; the New Shares will not be subject to any pre-emptive or similar rights

3.1.8	Capitalization:

(i)	there are no outstanding securities issued by the Issuer or any of its Subsidiaries convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, Shares from the Issuer or any of its Subsidiaries other than the Issuer’s publicly disclosed share option schemes on the website of HKSE (the “Share Option Schemes”) and any securities issued pursuant to the Share Option Schemes;

(ii)	other than the General Mandate, there are no other or similar arrangements approved by the board of Directors or a general meeting of Shareholders of the Issuer providing for the issue or purchase of Shares or the subscription for Shares or Share Equivalents; and

(iii)	no unissued share capital of the Issuer is under option or agreed conditionally or unconditionally to be put under option except pursuant to the Share Option Schemes;

3.1.9	Transfer Restrictions: there are no restrictions on the transfers of the Notes and Warrants or the voting or transfer of any of the New Shares or payments of dividends with respect to the New Shares under Cayman Islands laws or Hong Kong laws or regulations, or pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound;

3.1.10	Capitalisation: all outstanding shares of capital stock or other equity interests of the Issuer and each Subsidiary of the Issuer have been duly and validly authorised and issued, are fully paid and non-assessable, and all such equity interests are owned directly or indirectly by the Issuer, free and clear of all liens, charges, encumbrances, security interests, restrictions on voting or transfer or claims of any third party;

3.1.11	No winding-up: no winding up or liquidation proceedings have been commenced against the Issuer or any of its Subsidiaries, and no proceedings have been started for the purpose of, and no judgment has been rendered declaring that the Issuer or any of its Subsidiaries is bankrupt or is in an insolvency proceeding; no member of the Group has taken any action nor have any legal proceedings been started or threatened against any member of the Group for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, trustee, administrator or similar officer of any of them, or any of their respective revenues or assets, and each member of the Group can pay its debts as and when they fall due for payment;

3.1.12	Group Listing: all of the currently outstanding Shares have been, and the New Shares will be when issued in accordance with the terms and conditions of the Notes and the Warrants, duly listed on the Main Board;

3.1.13	Listing Rules: the Issuer is in compliance with all applicable requirements of the Listing Rules with respect to the Shares;

3.1.14	Consents: no consent, clearance, approval, authorisation, order, registration or qualification of or with any court, governmental agency or regulatory body having jurisdiction over the Issuer or any Obligor or any other person is required and no other action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the execution and delivery by the Issuer or any Obligor of the Transaction Documents and the issue or delivery of the Notes, the Warrants, the issue and delivery of the New Shares, the carrying out of the other transactions contemplated by the Transaction Documents, the Notes and the Warrants or the compliance by the Issuer with the terms of the Notes, the Warrants and this Agreement, or the compliance by any Obligor with the terms of any other Transaction Document to which such Obligor is a party, as the case may be;

3.1.15	Compliance: the execution, delivery and performance of the Transaction Documents, the issue of the Notes, the Warrants, the issue, offer and delivery of the New Shares, the carrying out of the other transactions contemplated by the Transaction Documents, the Notes and the Warrants and compliance with their terms do not and will not:

(i)	conflict with or result in a breach of any of the terms or provisions of, or constitute a default (nor has any event occurred which, with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement would result in a default by the Issuer or any member of the Group) under, (i) its constitutional documents, or (ii) any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any member of the Group is a party or by which any of their respective properties are bound or to which any of the property or assets of the Issuer or any member of the Group is subject;

(ii)	infringe or result in a breach of any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body or court, domestic or foreign, having jurisdiction over the Issuer or any member of the Group or any of their respective properties; or the rules of any stock exchange on which securities of the Issuer are listed;

3.1.16	Financial Statements:

(i)	the consolidated financial statements of the Issuer as at and for the six months ended June 30, 2020 (the “Financial Statements”), which are publicly available on the date hereof, were prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and in compliance with the relevant laws of Hong Kong consistently applied and present a true and fair view of the financial position of the Issuer and its consolidated entities (the “Consolidated Group”) as at the dates, and the results of operations and changes in financial position of the Consolidated Group for the periods, in respect of which they have been prepared;

(ii)	Except as set forth in the Financial Statements, the Issuer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2020; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under International Financial Reporting Standards issued by the International Accounting Standards Board to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect; and

(iii)	since June 30, 2020, there has been no material change which is adverse to the condition (financial or other), results of operations or general affairs of the Issuer or of the Consolidated Group;

3.1.17	Approvals and Filings:

(i)	the Issuer and each other member of the Group possesses all necessary certificates, authorisations, licences, orders, consents, approvals or permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental agencies or bodies, all exchanges and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to conduct the business now operated by it;

(ii)	the Issuer and each other member of the Group is in compliance with the terms and conditions of all Approvals;

(iii)	all of the Approvals are valid and in full force and effect; and

(iv)	neither the Issuer nor any other member of the Group has received any notice of proceedings relating to the revocation or modification of any such Approvals or is otherwise aware that any such revocation or modification is contemplated or threatened;

3.1.18	Taxes and Assessments: no liability for tax which has not been provided for in the financial statements of the Issuer or any other member of the Group has arisen or has been asserted by the tax authorities against the Issuer or any other member of the Group;

3.1.19	Litigation: there are no pending actions, suits or proceedings against or affecting the Issuer or any other member of the Group or any of their respective properties;

3.1.20	Investigation: there are no police, legal, governmental or regulatory investigations nor any pending actions, suits or proceedings against or affecting the Issuer or any other member of the Group or any of their respective executive directors, officers, properties and employees;

3.1.21	Events of Default or Adjustment: no event has occurred or circumstance arisen which, had any Note already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement): (i) constitute an event described under “Events of Default” in the Terms and Conditions of such; or (ii) require an adjustment of the initial conversion price of such Note or the exercise price of the corresponding Warrant;

3.1.22	No Equity Repurchase: none of the Issuer, or the Subsidiaries of the Issuer has made any repurchases of “shares” (as defined in the Listing Rule 10.06(6)(c)) or any equity-linked securities in the 30 days period prior to the date of this Agreement;

3.1.23	Relevant Public Information:

(i)	there is no information relating to the Group which any member of the Group is required or obliged to publish or make available to the public (including under applicable listing requirements), whether to correct a misleading impression or otherwise to avoid behavior which would constitute market misconduct (within the meaning of the Securities and Futures Ordinance, Cap. 571) which has not been published; and

(ii)	the Issuer and its Directors and officers are not aware of any non-public fact or circumstance that, if made public, could be expected to have an adverse effect upon the market price of the Notes, the Warrants or on the market price of the Shares;

3.1.24	Announcements: with respect to all the announcements issued by the Issuer under the Listing Rules to date:(i) all statements contained therein were true and accurate in all material respects and not misleading in any material respect as at such date; (ii) all opinions and intentions expressed in them were honestly held, were reached after considering all relevant circumstances and were based on reasonable assumptions as at such date; and (iii) there were no other facts omitted so as to make any such statement or expression in any of the announcements misleading in any respect or which would or might have been material in the context in which the announcements were made;

3.1.25	Intellectual Property: the Issuer owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all intellectual property of the Issuer without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Group has not received any communications alleging that any member of the Group has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person;

3.1.26	Property: the property and assets that the Issuer owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Issuer’s ownership or use of such property or assets. With respect to the property and assets it leases, the Issuer is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Issuer does not own any real property;

3.1.27	Environmental Compliance: each member of the Group is currently complying with all Environmental Laws and has at all times complied with all Environmental Laws applicable to it; and

3.1.28	Employee Matters: to the best of the knowledge and belief of the chief executive officer of the Issuer (i) none of the Issuer’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group or that would conflict with the Group’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Group’s business by the employees of the Issuer, nor the conduct of the Group’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated; (ii) the Issuer is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors; (iii) no material labor dispute exists or, to the Issuer’s knowledge, is imminent or threatened with respect to any of the employees of the Issuer; and (iv) all key employees are subject to appropriate confidentiality and non-competition agreements reasonably necessary to protect the interests of the Consolidated Group, the failure of which could reasonably be expected to result in a Material Adverse Effect.

3.1.29	Graphene Business Ownership: (i) each of the Chargor, the Charged Company, the WFOE and the PRC Graphene HoldCo is a wholly owned Subsidiary of the Issuer; and (ii) the Chargor owns the entire issued and outstanding share capital of the Charged Company, the Charged Company owns the entire issued and outstanding share capital of the WFOE and the WFOE owns the entire issued and outstanding share capital of the PRC Graphene HoldCo; and (iii) the PRC Graphene HoldCo owns and operates the Group’s entire Graphene Business.

3.2	The Investor represents and warrants to the Issuer that:

3.2.1	Incorporation: The Investor is a company duly incorporated, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, is not in liquidation or receivership; and

3.2.2	Authority: The Investor has full power and authority to own its properties and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it and has full power and authority to enter into this Agreement and perform its obligations hereunder.

4	Undertakings

4.1	The Issuer undertakes to the Investor that, for as long as any Note or Warrant is outstanding:

4.1.1	Taxes: the Issuer will pay:

(i)	any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the Cayman Islands, the PRC or Hong Kong and all other relevant jurisdictions payable on or in connection with the creation, issue, offering and/or placing of the Notes, the Warrants or the execution or delivery of the Transaction Documents; and

(ii)	in addition to any amount payable by it under the Transaction Documents, any value added, service, turnover or similar tax payable in respect thereof in the Cayman Islands, the PRC and Hong Kong (and references in the Transaction Documents to such amount shall be deemed to include any such taxes so payable in addition to it);

4.1.2	Warranties: the Issuer will forthwith notify the Investor if at any time prior to each Closing Date anything occurs which renders or may render untrue or incorrect in any respect any of its representations, warranties and agreements herein and will forthwith take such steps as the Investor may reasonably require to remedy and/or publicise the fact;

4.1.3	Maintenance of Share Listing: the Issuer shall maintain the listing of the Shares on the HKSE in accordance with the respective Terms and Conditions, and pay all fees and supply any and all documents, information and undertakings and publish all announcements or other materials that may be necessary or advisable for such purpose.

4.1.4	Notes Conversion and Warrants Exercise:

(i)	Issuance of New Shares: the Issuer shall maintain at all times sufficient authorised but unissued share capital to satisfy the issue of sufficient New Shares at the Conversion Price and Exercise Price for such Notes and Warrants; upon conversion of the Notes and exercise of the Warrants pursuant to their respective terms and conditions, the Issuer will issue New Shares (which will rank pari passu with the other Shares then outstanding) free and clear of all liens, claims, charges, security, encumbrances or like interests, and the Listing Committee shall have granted its approval for the listing of, and permission to deal in, the New Shares on the Main Board;

(ii)	Anti-Dilution: subject to the terms and conditions on adjustment to Conversion Price and Exercise Price respectively set forth in the Notes and the Warrants, if and whenever the Issuer shall issue or sell any Shares or Share Equivalent at a price per Share (“New Issue Price”) that is less than the Conversion Price or the Exercise Price in effect immediately prior to the issue of such additional Shares (in the case of any Share Equivalent, the New Issue Price shall be equal to (x) the sum of the price for such Share Equivalent plus any additional consideration payable upon the conversion, exchange or exercise of such Share Equivalent, divided by (y) the number of Shares into which such Share Equivalent is initially, without regard to any anti-dilution adjustments, convertible or exchangeable into), then, and in each such case, the Issuer shall take, and cause to be taken all necessary actions to adjust each of the Conversion Price and Exercise Price in effect to a price pursuant to the terms and conditions as set forth in the Notes and the Warrants respectively. Other than the Notes and the Warrants issued under the Closings hereunder, such adjustment shall be made whenever such Shares or Share Equivalents are issued (provided however, that no further adjustment in the Conversion Price and Exercise Price shall be made upon the subsequent exercise, conversion or exchange, as applicable, of the Share Equivalents pursuant to the terms of such Share Equivalents), and shall become effective immediately following such issuance;

(iii)	Relevant Issuance Approvals: if at any time the General Mandate or the Specific Mandate is insufficient to cover the amount of Warrants to be issued at any Closing due to the limitation of Rule 15.02 of the Listing Rules or otherwise, or the number of New Shares to be issued on conversion of the Notes and exercise of the Warrants, the Issuer shall promptly convene a general meeting of its Shareholders for the grant of specific mandate to the Issuer’s board of Directors permitting the issue of such Warrants to be issued at each such Closing and further New Shares in amount sufficient to cover the amount of Warrants and full conversion of the Notes and exercise of the Warrants and seek from HKSE approval for listing of such Warrants and additional New Shares; in the event that the Specific Mandate is not granted by the Shareholders, the Issuer’s board of Directors shall within three months convene a further EGM for Shareholders to approve the Specific Mandate;

(iv)	Notice of Restrictions: where a conversion of Notes or exercise of Warrants pursuant to the respective terms and conditions thereof would result in (i) the Issuer not being able to satisfy the HKSE’s public shareholding requirement (i.e. 25% public float) under Rule 8.08 of the Listing Rules following such conversion or exercise, or (ii) the triggering of a mandatory offer under rule 26 of the Takeovers Code on the part of the holder thereof and/or any person(s) acting in concert with such holder, the Issuer shall immediately notify the Investor of such restrictions on conversion or exercise upon arising thereof.

4.1.5	Approvals and Consents: the Issuer shall use reasonable endeavours to obtain and cause each Obligor to obtain all Approvals and consents from any regulatory authorities or other applicable third parties and promptly make all notifications, registrations and filings as may from time to time be required in relation to the issue of the Notes, the Warrants and/or the New Shares, and the effectiveness or validity of the Transaction Documents and the transactions contemplated thereunder;

4.1.6	Use of Proceeds: the Issuer shall use the net proceeds from the issue of the Notes for (i) redemption of the Issuer’s outstanding debt securities issued to any third party, and (ii) the Group’s working capital purposes, including funding equipment acquisitions and financing any necessary new facilities to increase production capacity, in each case as the Issuer deems commercially beneficial to the financial condition of the Group; provided that at least 75% of the proceeds received from issuance of each Note shall be used for redemption of the outstanding debt securities issued to any third party;

4.1.7	Announcements: between the date hereof and the First Note Closing Date (both dates inclusive), the Issuer will, and will cause its Subsidiaries and affiliates and all other parties acting on its or their behalf, to notify and consult the Investor (unless prevented by applicable law or regulations) prior to issuing any announcement or press release or initiate any press conference concerning the offering and distribution of the Notes, the Warrants, and shall take into account such requests as the Investor shall reasonably make with respect to such announcements;

4.1.8	Corporate Restructuring: the Issuer shall not and the Issuer shall ensure such other members of the Group engaged in the the Group’s Graphene Business shall not enter into any transaction involving amalgamation, merger, consolidation, tender offer or other business combination involving the Issuer in which the shareholders owning a majority of the voting securities of the Issuer prior to such transaction do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Issuer’s assets or the exclusive license of all or substantially all of the intellectual property rights of the Group’s Graphene Business to third parties, demerger, reverse split or other corporate reconstruction but does not include any sale or disposal of assets, licenses and/or intellectual property rights of the Group that is carried out in the normal course of the Group’s Graphene Business;

4.1.9	Change of Business: the Issuer shall procure that no substantial change is made to the general nature of the Graphene Business;

4.1.10	Share Charge: the Issuer shall ensure that the duly executed Share Charge shall have been delivered to the Security Agent and remained in full force and effect on or prior to each Closing;

4.1.11	Compliance with Transaction Documents: (i) to the extent not delivered at the applicable Closing, the Issuer shall procure that all Transaction Documents (including all Security Documents) shall have been duly executed and delivered to the Investor or such other person, other than a Connected Person, as designated by the Investor in writing; and (ii) the Issuer shall comply with, and shall cause each Obligor to comply with, all applicable laws and the Transaction Documents, and take all necessary actions to maintain in full force and effect any necessary consent or Approval required for the legality, validity, enforceability and admissibility in evidence of each Transaction Document; and

4.1.12	Transfer of Notes and Warrants: to the extent any Warrant is issued and the outstanding amount thereunder is equal to the principal amount of a Note being the subject of a transfer, the Issuer shall procure that the transfer of a Warrant in the amount corresponding to the principal amount of the transferred Note to be effectuated, as long as the proposed transfers of the Note and the Warrant is pursuant to their respective terms and conditions.

4.2	The undertakings made hereunder shall be in addition to and without prejudice to any other undertakings made by the Issuer under the Notes and the Warrants.

5	Conditions Precedent

5.1	The obligation of the Investor to subscribe and pay for, and the obligation of the Issuer to issue, the Notes and the Warrants are subject to the fulfilment, prior to or simultaneously at each Closing respectively, of the following conditions to the satisfaction of the Investor (any or all of such conditions may be waived by the Investor):

5.1.1	At each Closing

(i)	Representations and Warranties: the representations and warranties of the Issuer in this Agreement being true, accurate and correct in all respects at, and as if made on, such date;

(ii)	Transaction Documents and Performance: (a) each of the Transaction Documents having been in form and substance satisfactory to the Investor, and (b) the Issuer having performed and having procured each Obligor to have performed all of its respective obligations under the Transaction Documents required to be performed on or before such Closing Date and the Transaction Documents to which the Issuer and each Obligor is a party shall have been duly executed and delivered to the Investor (or such person, other than a Connected Person, designated by the Investor in writing), except for such Transaction Documents required to be delivered at Closing;

(iii)	Director Certificate: the duly executed Director Certificate, dated as of such Closing Date, having been delivered to the Investor

(iv)	Listing Status: the current listing of the Shares not having been cancelled or withdrawn, the Shares continuing to be traded on the HKSE at all times from the date hereof to and including each Closing Date (save for any temporary suspension of trading for not more than three consecutive trading days pursuant to the Listing Rules which is for the purpose of publishing announcement in relation to any proposed acquisition, reorganization or such other similar activities in the ordinary course of business of the Issuer);

(v)	HKSE Approval: the Listing Committee having granted approval for the listing of, and permission to deal in, the Conversion Shares that may be issued upon conversion of the Notes issued at such Closing, and the HKSE having approved the issue of the Notes, or the Issuer having not received any objection from the HKSE to the issue of such Notes;

(vi)	No Adverse Change: (a) there shall not, since the date of this Agreement, have been any change to the condition (financial or otherwise), results of operations, assets, regulatory status, business and prospects of the Group or the financial markets or economic conditions in general that, in the opinion of the Investor, has had or could be expected to have a Material Adverse Effect; and (b) there shall not have occurred (i) any change, or any development involving a prospective change, in national or international monetary, financial, political or economic conditions or currency exchange rates or foreign exchange controls, or (ii) a general moratorium on commercial banking activities in Hong Kong, the Cayman Islands or the PRC by any Governmental Authority;

(vii)	No Injunction: There shall have been no (a) injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any court of competent jurisdiction or regulatory authorities in effect precluding or prohibiting consummation of any part of the transactions contemplated under the Transaction Documents, or (b) proposal or enactment of any applicable laws which would prohibit, restrict or delay the issue of the Notes, the Warrants, the other transactions contemplated by the Transaction Documents, or the operation of the Group after any Closing;

(viii)	Consents: All consents and approvals required (if any) on the part of the Issuer and each Obligor in relation to the Transaction Documents and the issue of the applicable Notes and Warrants and the performance of its obligations under the applicable Notes and Warrants and all the transactions contemplated under the Transaction Documents (including, without limitation, approval by the Issuer’s board of Directors, Shareholders and any relevant governmental or regulatory authorities) shall have been obtained, and all such consents and approvals shall remain valid up to such Closing.

(ix)	Compliance: The Issuer shall have fully complied with relevant laws and regulations (including the Listing Rules).

(x)	Share Charge: The Share Charge shall have been duly executed and delivered to the Security Agent and remained in full force and effect.

5.1.2	At the Initial Warrant Closing, in addition to the conditions set forth in Clause 5.1.1,

(i)	the Issuer shall have obtained resolutions passed by the Issuer’s Shareholders in the EGM approving the issuance of the Warrants and the Specific Mandate;

(ii)	the HKSE having granted approval for the issuance and grant of the Warrants, including the approval required under Rule 15.02 of the Listing Rules; and

(iii)	the Listing Committee having granted approval for the listing of, and permission to deal in, the Warrant Shares that may be issued upon exercise of the Warrants and the Conversion Shares covered by the Specific Mandate, and the HKSE having approved the issue of the Warrants, or the Issuer having not received any objection from the HKSE to the issue of the Warrant Shares that may be issued upon exercise of the Warrants.

5.1.3	At each Subsequent Closing, in addition to the conditions set forth in Clauses 5.1.1 and 5.1.2, the Initial Warrant shall have been issued and delivered to the Investor pursuant to the terms and conditions hereof.

5.2	The Issuer shall procure the fulfilment of all the conditions set out in Clause 5.1 as soon as possible after the date of this Agreement and in any event no later than the Long Stop Date. The Issuer shall notify the Investor in writing of anything that will or may prevent any of the conditions set out in Clause 5.1 from being satisfied by the Long Stop Date as soon as reasonably practicable. If the conditions set out in Clause 5.1 are not satisfied or waived on or before the Long Stop Date, the Investor may, at its option, defer any Closing to a later date as mutually agreed by the Investor and the Issuer, proceed to such Closing so far as practicable or terminate this Agreement pursuant to Clause 6.

6	Termination

6.1	If any of the following occurs at any time prior to any Closing, the Investor shall be entitled to by written notice to the Issuer to terminate this Agreement:

6.1.1	there shall have come to the notice of the Investor any breach by the Issuer of, or any event rendering untrue or incorrect in any respect, any of the warranties, representations and undertakings by the Issuer contained in this Agreement or any failure to perform any of the Issuer’s undertakings or agreements in this Agreement and the Issuer cannot remedy such breach or non-performance to the reasonable satisfaction of the Investor after 30 days of being notified by the Investor of such breach or non-performance;

6.1.2	there shall have been, since the date of this Agreement, any material change, which is adverse to the condition (financial or other), results of operations or general affairs of the Issuer or the Group which has not been remedied to the reasonable satisfaction of the Investor 30 days after the occurrence of such material change; or

6.1.3	the conditions set out in Clause 5.1 are not satisfied or waived on or before the Long Stop Date.

6.2	Consequences of Termination: Upon such notice being given by the Investor to the Issuer pursuant to Clause 6.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Issuer or the under this Agreement, except that such termination shall not relieve the Issuer (i) from liability from any antecedent breach of any representation or warranty contained herein or any antecedent breach of any covenant or agreement contained herein, (ii) from obligations under the Notes and the Warrants issued prior to such termination, and (iii) the obligations with respect to indemnification as set out in Clause 7, and fees and expenses as set out in Clause 15.

7	Indemnification

7.1	The Issuer hereby agrees to within thirty (30) days of demand indemnify the Investor against, and agrees to hold the Investor harmless from, any and all damage, loss, liability, obligation, penalty, charges, cost and expense (including attorneys’ fee and expense in connection with any action, suit or proceeding), whether or not involving a third-party claim incurred or suffered by the Investor arising out of:

7.1.1	any breach of any representation and warranty under Clauses 3.1 made by the Issuer, and/or a breach by the Issuer of any other document or certificate delivered by it pursuant to this Agreement;

7.1.2	any breach of a covenant or agreement to be performed by the Issuer pursuant to the Transaction Documents; or

7.1.3	any delay or failure of the Issuer to comply with the requirements under any applicable governmental or regulatory authorities with respect to the holding, directly or indirectly, of equity interest in the Issuer and other companies in the Group and the transactions contemplated under this Agreement.

8	Payments

All payments due under this Agreement are to be made in United States dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required by the laws of Hong Kong, the PRC or the Cayman Islands (each a “Relevant Jurisdiction”) to be made from any payment to or to the order of the Investor, then the Issuer shall pay such additional amounts (“Additional Tax Amounts”) so that the Investor or its nominee receives, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein, except that no Additional Tax Amounts shall be payable to the Investor (or its nominee) who is liable to such taxes, duties, assessments or governmental charges in respect of such payment by reason of his having some connection with a Relevant Jurisdiction other than the mere receipt of the amount due or where the withholding or deduction could be avoided by the Investor (or its nominee) making a declaration of non-residence or other similar claim for exemption to the appropriate authority which the Investor (or its nominee) is legally capable and competent of making but fails to do so. The Issuer shall make appropriate payments and returns in respect of such Taxes.

9	Security

9.1	Security Agent Appointment: The Investor appoints and shall procure its Assigns to appoint the Security Agent to act as its security agent under and in connection with the Transaction Documents, and authorizes the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions.

9.2	No Fiduciary Duty: The Parties acknowledge and agree that nothing in any Transaction Document shall constitute the Security Agent as a fiduciary of any person.

9.3	Next Qualified Debt Financing: Upon Issuer’s written request, the Investor shall take and cause to be taken such necessary actions to share the Transaction Security pari passu with the financiers of any Next Qualified Debt Financing on terms and conditions reasonably satisfactory to the Investor and such financiers to effectuate the consummation of such Next Qualified Debt Financing.

10	Survival of Representations and Obligations

The representations, warranties, agreements and undertakings in this Agreement shall continue in full force and effect for 3 years after completion of the arrangements for the subscription and issue of the Notes and the Warrants; and the obligations in Clauses 7 and 14 shall continue in full force and effect until the expiration of the applicable statute of limitations.

11	Notice

11.1	Addresses: All communications shall be sent to the Party to be notified at the address as set forth below or at such other address or electronic mail address as such Party may designate by ten (10) Business Days advance written notice to the other Party:

Issuer:	Address: 11/F, COFCO Tower, 262 Gloucester Road, Causeway Bay, Hong Kong

Attention: Company Secretary

Tel.: 2559 9438

Email: kwokp@earthasia.com.hk

Investor:	Address: 3443 Bathurst Street, Unit 502, Toronto, Ontario, M6A 2C3 Canada

Attention: David Subotic

Email: operations@lexinterinternational.com

11.2	Effectiveness: Any notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given

11.2.1	upon personal delivery to the Party to be notified;

11.2.2	when sent by electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; or

11.2.3	seven Business Days after deposit with an internationally recognized courier with written verification of receipt

11.3	Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

12	Assignment

12.1	The Issuer may not assign any of its rights or delegate or transfer any of its obligations under this Agreement without the prior written consent of the Investor.

12.2	Save and except that the Investor may not assign any of its rights or delegate or transfer any of its obligations under this Agreement to any Connected Person, the Investor may assign its rights hereunder to any third party (“Assigns”) by prior notice to the Issuer without the Issuer’s consent.

13	Entire Agreement

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to the issue of and the subscription for the Notes and Warrants and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the issue of and the subscription for the Notes and Warrants.

14	Confidentiality

14.1	Obligations of Confidentiality: Subject to Clause 14.3, each Party shall keep strictly confidential and not disclose or use, and shall ensure that its affiliates and its officers, employees, agents and professional and other advisers keep strictly confidential and not disclose or use, any documents, materials and other information in whatever form received or obtained by it in connection with the entering into of this Agreement which relates to:

14.1.1	the business, financial or other affairs (including future plans and targets) of any other Party or its affiliates;

14.1.2	the existence or terms of this Agreement or any transaction contemplated by this Agreement or the identities of any of the Parties and their respective affiliates; or

14.1.3	any discussions or negotiations with regard to this Agreement or any transaction contemplated by this Agreement.

14.2	Confidential Information: For the purpose of this Agreement, “Confidential Information” includes the information referred to in Clause 14.1 except for any document, material or other information that:

14.2.1	was lawfully in the possession of the receiving Party prior to its disclosure by the disclosing Party and had not been obtained from the disclosing Party;

14.2.2	is or becomes generally known to the public (other than by breach of this Agreement or any other obligation of confidentiality owed between the Parties);

14.2.3	is or becomes available to the receiving Party other than as a result of a disclosure by a Person known by the receiving Party to be bound by an obligation of secrecy to the disclosing Party; or

14.2.4	is independently developed by the receiving Party without reference to the Confidential Information.

14.3	Permitted Disclosure and Use: Clause 14.1 shall not prohibit disclosure or use of any information if and to the extent that:

14.3.1	the disclosure or use is required by law. or by any securities exchange or regulatory or governmental body having jurisdiction over the receiving Party or its affiliates, whether or not the requirement has the force of law;

14.3.2	the disclosure or use is required to vest the full benefit of this Agreement in the receiving Party, as the case may be;

14.3.3	the disclosure or use is required for the purpose of any judicial arbitration or other similar proceedings arising out of this Agreement, the disclosure is required to be made to a taxing or other authority competent to impose any liability in respect of any and all applicable taxes (“Taxation”) or responsible for the administration and/or collection of taxation or enforcement of any tax laws (“Tax Authority”) in connection with the Taxation affairs of the receiving Party or the disclosure is required for the purpose of preparing any statutory accounts of the receiving Party;

14.3.4	the disclosure is made to the affiliates of the receiving Party, or to the officers, employees, agents and professional and other advisers of the receiving Party or its affiliates, where such Person has a business-related need to have access to or use the Confidential Information on terms that such Person undertakes to comply with the provisions of Clause 14.1 in respect of such information as if they were a party to this Agreement and the Party disclosing such information to such Person shall be liable for any breach of this Clause 14 by such person;

14.3.5	the disclosure is made by the Investor to the respective stockholders, limited partners, members or other owners of the Investor or any of its affiliates, as the case may be, regarding the general status of its investment in the Issuer; or

14.3.6	the disclosing Party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clause 14.3 (except in the case of disclosure to a Tax Authority), to the extent permitted by law and without compromising any privileges, the receiving Party shall give reasonable prior written notice to the disclosing Party (including a copy of any relevant written request which may exist) and the information is disclosed in a manner that is designed to preserve its confidential nature. If on the receipt of such a notice a Party wishes to take action to oppose or limit such potential disclosure or seek a protective order in respect of the information required to be disclosed, it may do so at its own cost and the receiving Party shall provide it with any reasonable assistance required.

15	Costs

Each party shall bear its own costs and out of pocket expenses incurred in relation to the preparation, negotiation and execution of this Agreement and all ancillary matters, provided that at the First Note Closing, the Issuer shall pay any legal fees and expenses of the Investor incurred in connection with this Agreement in the amount of US$60,000, and such fees to be borne by the Issuer may be deducted from the payment of the First Note Amount for the First Note under Clause 2.2.

16	Further Assurance

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as one of the other Parties may reasonably require to implement and/or give effect to this Agreement and the matters contemplated by the Transaction Documents.

17	Third Party Rights

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623) of the Laws of Hong Kong to enforce or to enjoy the benefit of any term of this Agreement.

18	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

19	Governing Law and Dispute Resolution

This Agreement (including this Clause 19) is governed by and shall be construed in accordance with the laws of Hong Kong.

19 .1	Jurisdiction of Hong Kong courts

19.1.1	Subject to Clause 19.1.2, the courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

19.1.2	This Clause 19.1 is for the benefit of both the Investor and the Issuer. As a result, the Investor shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Investor may take concurrent proceedings in any number of jurisdictions.

19.2	Waiver of immunity

The Issuer waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

This Agreement has been entered into on the date stated at the beginning.

ISSUER :

SIGNED for and behalf of EARTHASIA INTERNATIONAL HOLDINGS LTD. by its duly authorised signatory in the presence of a witness:	) ) ) ) )	Signature	/s/ CHAN YICK YAN ANDROSS

		Name (block capitals)	CHAN YICK YAN ANDROSS
Director / authorised signatory

Witness signature:	/s/ CHAN CHI HING

Witness name (block capitals):	CHAN CHI HING

Witness address:	11/F., COFCO TOWER,

262 GLOUCESTER ROAD, CAUSEWAY BAY, HK

Execution Page to Subscription Agreement

This Agreement has been entered into on the date stated at the beginning.

ISSUER :

SIGNED for and behalf of EARTHASIA INTERNATIONAL HOLDINGS LTD. by its duly authorised signatory in the presence of a witness:	) ) ) ) )	Signature	/s/ CHAN YICK YAN ANDROSS

		Name (block capitals)	CHAN YICK YAN ANDROSS
Director / authorised signatory

Witness signature:	/s/ CHAN CHI HING

Witness name (block capitals):	CHAN CHI HING

Witness address:	11/F., COFCO TOWER,

262 GLOUCESTER ROAD, CAUSEWAY BAY, HK

Execution Page to Subscription Agreement

This Agreement has been entered into on the date stated at the beginning.

INVESTOR :

SIGNED for and on behalf of Lexinter	)
International Inc. by its duly authorised	)
signatory in the presence of a witness	)
)
	)	Signature	/s/ JEFFREY ABRAMOVITZ

		Name (block capitals)	JEFFREY ABRAMOVITZ
Director

Witness signature:	/s/ ERIN GONZALEZ

Witness name (block capitals):	ERIN GONZALEZ

Witness address:	1860 APPLEBY LINE

BURLINGTON ONTARIO CANADA

Execution Page to Subscription Agreement

Annex 1

Form of Closing Notice

To:	Earthasia International Holdings Ltd.

Re:	Subscription Agreement dated January [●], 2021 (the “Agreement”)

We refer to the Agreement. Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to such term in the Agreement.

We hereby give you notice that we wish to purchase the Note in the principal amount of_____________ (the “Closing Amount”) on_____________ 2021 (the “Closing Date”) pursuant to the terms and conditions of the Agreement.

For and on behalf of

Lexinter International Inc.

Name:

Title:

Annex 1

Earthasia International Holdings Limited (Incorporated in the Cayman Islands with limited liability) Stock Code : 06128.HK		11/F COFCO Tower 262 Gloucester Road, Causeway Bay, Hong Kong Tel : 852-2559 9438 Fax : 852-2559 9841

	SCHEDULE 1	www.ea-dg.com

FORM OF DIRECTOR CERTIFICATE

To:

Lexinter International Inc.

19 January 2021

Dear Sirs

Pursuant to the Subscription Agreement dated January 19, 2021 (the “Agreement”) made among Earthasia International Holdings Ltd. (the “Issuer”) and yourself as Investor, I hereby confirm, on behalf of the Issuer, that as at today’s date:

a)	the representations and warranties of the Issuer set forth in the Agreement are true, accurate and correct in all respects at, and as if made on, today’s date;

b)	the Issuer has performed all of its obligations under the Agreement to be performed on or before today’s date; and

c)	there has been no material change which is adverse to the condition (financial or other), results of operations or general affairs of the Issuer or the Group (as defined in the Agreement).

Yours faithfully

For and on behalf of

Earthasia International Holdings Ltd.

/s/ CHAN YICK YAN ANDROSS

Name: CHAN YICK YAN ANDROSS

Title: CHIEF EXECUTIVE OFFICER

Schedule 1-1

SCHEDULE 2

FORM OF DEFINITIVE NOTE CERTIFICATE

Schedule 2-1